Exhibit  10.10

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:
THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at 103 – 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3 (“UBC”) AND VANCOUVER COASTAL HEALTH AUTHORITY, a regional health board established under the Health Authorities Act (British Columbia) having its research administrative offices at Room 3665 – 910 West 10th Avenue, Jim Pattison Pavilion North, VGH, Vancouver, British Columbia, V5Z 1M9 (“VCHA”)
(UBC and VCHA collectively, the “Institution”)
AND:
PROTOKINETIX, INC., a corporation incorporated under the laws of Nevada, with a registered office at 9176 South Pleasants Highway, St. Marys, West Virginia, USA 96170
                                                                                                                              (the "Sponsor")

(individually referred to as a "Party" and collectively the "Parties")
WHEREAS:
It is UBC’s objective to generate research in a manner consistent with UBC’s status as a non-profit, tax exempt educational institution; and
The research program contemplated by this Agreement is of mutual interest and benefit to UBC and to the Sponsor, will further the instructional and research objectives of UBC in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and UBC through inventions, improvements and discoveries.

THE PARTIES AGREE AS FOLLOWS:
1.0            DEFINITIONS
1.1            In this Agreement:
(a)	"Confidential Information" means all information, regardless of its form:
(i)	disclosed by Institution to the Sponsor and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter, or
(ii)	disclosed by the Sponsor to Institution and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

except that “Confidential Information” does not include information:
(iii)	possessed by the recipient (the "Recipient") prior to receipt from the disclosing Party (the "Discloser"), other than through prior confidential disclosure by the Discloser, as evidenced by the Recipient's business records;
(iv)	published or available to the general public otherwise than through a breach of this Agreement;
(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or
(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records;
(b)            “Contract Period” means the period commencing on the Effective Date and ending 24 months after the Start Date as set out in Article 2.1 of this Agreement;
(c)            “Effective Date” means the date on which the last of the Parties executes this Agreement;
(d)            “Investigator” means Dr. Kevin Gregory-Evans of the Department of Ophthalmology & Visual Science at UBC;
(e)               “Intellectual Property” means any and all knowledge, know-how, technique(s), technology or other intellectual property which are conceived, invented, developed, improved or acquired during the Contract Period and made by one or more of the researchers listed in Schedule “A” (the “Research Team”) in the performance of the Project. For clarity, Intellectual Property does not include inventions made by any person who is not listed as part of the Research Team in Schedule "A";
(f)            “Project” means the research project as described in Schedule “B”.
2.0            RESEARCH WORK
2.1            Institution will start the Project after UBC’s receipt of the first payment as set out in Article 4.1 (the “Start Date”) and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. The Sponsor and Institution may at any time amend the Project by mutual written agreement.
2.2            If the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, Institution and the Sponsor will each have the option to terminate the Project and this Agreement by providing the other Party with written notice of same.

3.0            REPORTS & CONFERENCES
3.1            During the Contract Period, Institution will keep the Sponsor informed, orally or in writing, as to the progress of the Project.  Institution will submit a final report to the Sponsor within 60 calendar days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.
3.2            Any funds that may remain after the conclusion of the Contract Period will be retained by Institution unless in the event of an early termination pursuant to Section 4.3 whereas the Sponsor will be refunded any funds in excess of costs and liabilities, including any non-cancellable costs and liabilities, relating to the Project which have been incurred by Institution as of the date of receipt of notice of such termination.
3.3            During the term of this Agreement, representatives of Institution will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes to the Project or Research Team.
4.0           COSTS, INVOICES & OTHER SUPPORT
4.1            The Parties understand and agree that, subject to Article 4.3, the total costs to the Sponsor under this Agreement (the “Total Costs”) will be $370,500.00 (Canadian funds). The Total Costs include the costs for the Project and the payment of the Fee as per Article 7.3.  The Parties acknowledge that any budget categories that may be described in the Project are estimates only and that changes from category to category may be made at Institution’s discretion.  The Sponsor will pay to UBC the amounts on the following due dates:
1)	On the Effective Date of this Agreement:		$169,000.00
	1.1	Payment of the Fee as per Article 7.3:	$1.00
	1.2	1st Installment payment (due on or before 30 days of Effective Date)	$168,999.00
2)	12 months from the Effective Date		$201,500.00

The Sponsor may make payments by wire transfer to:
Pay Via:
Pay to:
Account number for Canadian dollars:
Beneficiary:
Payment Details:

UBC reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within 30 calendar days from the due date.

The Sponsor will pay interest on all amounts owing to UBC but not paid on the due date, at the rate of 12.68% per annum, calculated annually not in advance.  The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

4.2            UBC will retain title to any equipment purchased with funds provided by the Sponsor under this Agreement.
4.3            Notwithstanding anything contained in this Article 4, in the event of early termination of this Agreement, the Sponsor will pay all costs and liabilities relating to the Project which have been incurred by Institution as of the date of receipt of notice of such termination.  Such costs and liabilities will include all non-cancellable obligations including payments in lieu of reasonable notice for technicians, graduate students and other staff assigned to the Project or Research Team, but will not, in the aggregate, exceed the total amount payable by the Sponsor set out in Article 4.1.
5.0           CONFIDENTIALITY
5.1            Each Party will keep and use the other Party’s Confidential Information in confidence and will not, without the other Party’s prior written consent, disclose the other Party’s Confidential Information to any person or entity, except to the Party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such Party in performing its obligations and exercising its rights under this Agreement.  Each Party’s Confidential Information disclosed to the other Party is and shall remain the exclusive property of the disclosing Party.
5.2            Any Party required by judicial or administrative process to disclose the other Party’s Confidential Information, will promptly notify the other Party and allow it reasonable time to oppose the process before disclosing the Confidential Information.
5.3            The Sponsor requires of Institution, and to the extent permitted by law Institution agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties. Notwithstanding anything contained in this Article 5, the Parties acknowledge and agree that either Party may identify the title of the Project, the Parties to this Agreement, the name of the Investigator and members of the Research Team, the Contract Period, the amount of funding provided by the Sponsor for the Project, and may disclose this Agreement to its legal counsel, accounting professionals and other professional advisors as well as the Securities and Exchange Commission as necessary to comply with such applicable rules and regulations.
5.4            Notwithstanding any termination or expiration of this Agreement, the obligations set out in this Article 5 survive and continue to bind the Parties, their successors and assigns until 7 years after such termination or expiration.
6.0            PUBLICATION
6.1            UBC, including the members of the Research Team, are not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, results from the Project, provided that the Sponsor is provided with copies of the proposed disclosure at least 60 calendar days before the presentation or publication date and does not, within 30 calendar days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure.

6.2            The Sponsor may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to Institution by the Sponsor; or (ii) that it discloses patentable subject matter which needs protection.  If the Sponsor makes objection on the grounds of the inclusion of the Sponsor’s Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC is free to present and/or publish the proposed disclosure.  If the Sponsor makes an objection on the grounds of protection of patentable subject matter, UBC will delay the proposed disclosure until the Sponsor has used its best efforts and filed one or more patent applications with one or more patent offices in relevant jurisdictions directed to such patentable subject matter (the “Delay”).  A provisional patent application in the United States of America will be considered to be a patent application for the purposes of this Agreement.  The Delay will be no longer than 6 months from the date UBC delivered the proposed disclosure to the Sponsor, after which UBC is free to present and/or publish the proposed disclosure.
7.0            INTELLECTUAL PROPERTY
7.1            UBC acknowledges and agrees that the Sponsor owns all right, title and interest in and to Intellectual Property.
7.2            UBC will, at the Sponsor’s costs, promptly execute and deliver to the Sponsor any assignment or documents the Sponsor may deem necessary or desirable to vest in the Sponsor all right, title and interest in any patents and patent applications claiming the Intellectual Property.
7.3            In consideration of Articles 7.1 and 7.2 and upon execution of this Agreement, the Sponsor will pay to UBC an amount equal to $1.00 (Canadian funds) as an Intellectual Property Access Fee (the “Fee”).  The Fee will not be refundable under any circumstances.

7.4            The Sponsor hereby grants to UBC a non-exclusive, royalty-free, perpetual license to use the Intellectual Property without charge for research, scholarly publication, educational and all other non-commercial uses.

8.0           TERM
8.1            This Agreement will be effective from the Effective Date for the full duration of the Contract Period unless terminated earlier under Article 9.
9.0           TERMINATION
9.1            Either Party may terminate this Agreement upon 30 calendar days' prior written notice to the other.
9.2            If either Party commits any breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within 30 calendar days after receipt of a written notice from the other Party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice.  The termination may be in addition to any other remedies available at law or in equity.

9.3            This Agreement may be terminated by Institution if the Sponsor is in breach of any other agreement between the Sponsor and Institution, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.
9.4            No termination of this Agreement, however effectuated, will release the Parties from their rights and obligations under Articles 4.3 (non-cancelable costs), 5.0 (Confidentiality), 6.0 (Publication), 7.0 (Intellectual Property), 9.5 (cessation of use of Confidential Information) and 11.0 (Indemnity).
9.5            Upon the termination of this Agreement, the Recipient will cease to use the Discloser’s Confidential Information in any manner whatsoever and upon the written request of the Discloser, will deliver to the Discloser all of the Discloser’s Confidential Information in the Recipient’s possession or control.
9.6            The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.
10.0          DISCLAIMER OF WARRANTY
10.1            Institution makes no representations or warranties, either express or implied, regarding any Intellectual Property, data or other results arising from the Project or regarding Confidential Information Institution may disclose to the Sponsor (collectively the "Project Results").   Institution specifically disclaims any implied warranty of non-infringement or merchantability or fitness for a particular purpose regarding the Project Results, and Institution will, in no event, be liable for any loss, whether direct, consequential, incidental, or special or other similar damages arising from any breach of this Agreement or any defect, error or failure of Project Results to perform, even if Institution has been advised of the possibility of such damages. The Sponsor acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that the Sponsor has been advised by Institution to undertake its own due diligence with respect to all matters arising from this Agreement and any Project Results.
11.0            INDEMNITY
11.1            The Sponsor indemnifies, holds harmless and defends Institution, its Board of Governors, directors, officers, employees, faculty, students, invitees and agents against any and all claims (including all reasonable legal fees and disbursements) arising out of the receipt or use by the Sponsor of any Institution’s Confidential Information or Project Results including, without limitation, any damages or losses, consequential or otherwise, arising from or out of the Project or use of the Project Results, however they may arise.
12.0           INSURANCE
12.1            Institution has liability insurance applicable to its directors, officers, employees, faculty, students and agents while acting within the scope of their employment by Institution.  Institution has no liability insurance policy that can extend protection to any other person.  Therefore, subject to Article 11.1 (Indemnity), each Party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents, and where applicable faculty and students.

13.0            GOVERNING LAW
13.1            This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. The Parties agree that by executing this Agreement, they have attorned to the exclusive jurisdiction of the Supreme Court of British Columbia.
14.0            ASSIGNMENT
14.1            Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.
15.0            NOTICES
15.1            All payments, reports and notices or other documents that a Party is required or may want to deliver to any other Party will be delivered:
(a)	in writing; and
(b)	either by personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving Party as set out in Article 15.2 or as varied by any notice.
Any notice personally delivered is deemed to have been received at the time of delivery.  Any notice mailed in accordance with this Article 15.1 is deemed to have been received at the end of the fifth business day after it is posted.
15.2            Addresses for delivery of notices:

Sponsor	UBC
Protokinetix, Inc. 9176 South Pleasants Highway St. Marys West Virginia USA 26170 Attn: Clarence Smith, President & CEO Telephone: (304) 299-5070 Email: csmith@protokinetix.com
Associate Director, Sponsored Research
University-Industry Liaison Office
#103 – 6190 Agronomy Road
The University of British Columbia
Vancouver, British Columbia
Canada V6T 1Z3
Telephone: (604) 822-8580
Fax: (604) 822-8589

VCHA
Dr. W. Robert McMaster, D.Phil.
Vice President, Research
Vancouver Coastal Health Authority
Room 3665 – 910 West 10th Avenue
Jim Pattison Pavilion North, VGH
Vancouver, British Columbia
Canada V5Z 1M9
Tel: (604) 875-5641

15.3            The Sponsor may direct questions of a scientific nature or regarding financial matters to UBC through the following contacts:
Scientific Matters	Financial Matters
Dr. Kevin Gregory-Evans Department of Ophthalmology & Visual Science The University of British Columbia Room 375-2550 Willow Street Vancouver, British Columbia Canada V5Z 3N9 Telephone: (604) 875-5275	Manager, Research and Trust Accounting The University of British Columbia 5th Floor – TEF 3 6190 Agronomy Road Vancouver, British Columbia Canada V6T 1Z3 Telephone: (604) 822-3275 Fax: (604) 822-2417
16.0            GENERAL
16.1            Nothing contained in this Agreement is to be deemed or construed to create between the Parties a partnership or joint venture.  No Party has the authority to act on behalf of any other Party, or to commit any other Party in any manner at all or cause any other Party's name to be used in any way not specifically authorized by this Agreement. No Party may use the other Party’s name, trademarks or insignia for any advertising or any promotional purposes, including but not limited to media releases, without the other Party’s prior written consent.
16.2            Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the Parties and their respective successors and permitted assigns.
16.3            No condoning, excusing or overlooking by any Party of any default, breach or non-observance by any other Party at any time or times regarding any terms of this Agreement operates as a waiver of that Party's rights under this Agreement.  A waiver of any term, or right under this Agreement will be in writing signed by the Party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.
16.4            No exercise of a specific right or remedy by any Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

16.5            Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.
16.6            All terms in this Agreement which require performance by the Parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.
16.7            Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable, may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.
16.8            At the request of Institution or the Sponsor, the non-requesting Party will obtain the execution of any agreement or instrument (including from its employees, agents, contractors, consultants or representatives) that may be required to consummate the transactions contemplated in this Agreement, including assigning any rights, waiving any rights or perfecting any rights in such Party’s name.

16.9            This Agreement and the Schedules set out the entire understanding between the Parties and no changes to this Agreement are binding unless in writing and signed by the Parties to this Agreement.   The Parties will be bound by the Schedules, except to the extent that they may conflict with the terms and conditions contained in this Agreement, in which case the terms and conditions of this Agreement will govern.
16.10            In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

16.11            This Agreement may be executed in counterpart by the Parties, either through original copies or by facsimile or electronically each of which will be deemed an original and all of which will constitute the same instrument.
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SIGNED BY THE PARTIES AS AN AGREEMENT effective as of the date on which the last of the Parties executes this Agreement.

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatories:	SIGNED FOR AND ON BEHALF of VANCOUVER COASTAL HEALTH AUTHORITY by its authorized signatory:
/s/ Mario A. Kasapi	/s/ W. Robert McMaster
Name: Title: Date: 5/19/16 /s/Brett Sharp	Name: Dr. W. Robert McMaster, D. Phil Title: Vice President, Research Date: May 25, 2016
Name: Brett Sharp Title: Associate Director, UILO

Date: May 20, 2016

SIGNED FOR AND ON BEHALF of PROTOKINETIX, INC. by its authorized signatory:
/s/ Clarence E. Smith
Name:  Clarence E. Smith
Title: President & CEO

Date:  May 31, 2016

I have read and understood the foregoing Agreement and understand my responsibilities as the Investigator, including my responsibility to inform all members of the Research Team of the assignment of Intellectual Property rights contained herein, and will not change the members of the Research Team without prior notification to the Sponsor and the University-Industry Liaison Office, who will then amend the list in Schedule "A" accordingly.   I further confirm that I will not commence the performance of the Project until UBC receives the first payment from the Sponsor.

/s/Kevin Gregory-Evans
Dr. Kevin Gregory-Evans
Department of Ophthalmology and Visual Science
Date:

SCHEDULE “A”
RESEARCHERS PARTICIPATING IN THE RESEARCH TEAM

Post-Doctoral Research Associate—Ishaq Viringipurampeer
Research Assistant—Andrew Metcalfe
Research Assistant—Emran Bashar

SCHEDULE “B”
RESEARCH PROPOSAL
AND BUDGET

[Redacted]